Exhibit 11



                           Thermo Electron Corporation
                        Computation of Earnings per Share


                                           1995           1994           1993
                                   ------------    -----------    -----------

   Computation of Fully Diluted
   Earnings per Share:

   Income:
     Income per primary
     computation                   $140,080,000   $104,711,000   $ 76,868,000

     Add: Convertible debt
          interest, net of tax       15,561,000     15,934,000     10,273,000
                                   ------------   ------------   ------------

     Income applicable to common
     stock assuming full
     dilution (a)                  $155,641,000   $120,645,000   $ 87,141,000
                                   ------------   ------------   ------------

   Shares:
     Weighted average shares
     outstanding                     83,655,644     77,666,970     69,468,495

     Add: Shares issuable from
          assumed conversion of
          convertible debentures     20,015,397     22,368,855     16,884,552

          Shares issuable from
          assumed exercise of
          options (as determined
          by the application of the
          treasury stock method)      1,730,838        783,546        725,577
                                   ------------   ------------   ------------

     Weighted average shares
     outstanding, as
     adjusted (b)                   105,401,879    100,819,371     87,078,624
                                   ------------   ------------   ------------

   Fully Diluted Earnings Per
   Share (a) / (b)                 $       1.48   $       1.20   $       1.00
                                   ============   ============   ============